Exhibit 21.1

Subsidiaries of

Apple REIT Six, Inc.

At December 31, 2004

(The state of incorporation or organization of each subsidiary is Virginia)

A. Direct Subsidiaries

Apple Six Hospitality, Inc.

Apple Six Residential, Inc.

Apple Six Ventures, Inc.

B. Indirect Subsidiaries (held through direct subsidiaries or other indirect subsidiaries)

Apple Six Anchorage, Inc.

Apple Six Anchorage Management, Inc.

Apple Six Foothill Ranch, Inc.

Apple Six Foothill Ranch Services, Inc.

Apple Six Glendale, Inc.

Apple Six Hospitality Management, Inc.

Apple Six Hospitality Texas, L.P.

Apple Six Services, L.P.

Apple Six Services AK Holdings, Inc.

Apple Six Services Anchorage I, LLC

Apple Six Services Anchorage II, LLC

Apple Six Services General, Inc.

Apple Six Services Glendale, Inc.

Apple Six Services Limited, Inc.

Apple Six Texas General, Inc.

Apple Six Texas Limited, Inc.